Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Announces Filing of NDA for the Zensana™ (Ondansetron HCl) Oral Spray

Flemington, NJ, July 5, 2006 – NovaDel Pharma (AMEX: NVD) today announced the submission of the New Drug Application (NDA) for Zensana™ (Ondansetron HCl) Oral Spray to the US Food and Drug Administration (FDA) by its partner Hana Biosciences.

“The submission of the Zensana™ NDA is a key regulatory milestone for NovaDel as it moves the product closer to potential approval and commercialization. The Zensana™ NDA filing also reinforces the rapid development time for products using NovaDel’s oral spray technology to progress through formulation and product development via the 505 (b)(2) regulatory pathway,” commented Jan Egberts, President and CEO of NovaDel.

The NDA was filed under Section 505(b)(2) of the Food, Drug and Cosmetic Act. The FDA has up to 60 days to review an NDA submission before accepting the filing. If approved by the FDA, Hana targets commercial launch of Zensana™ in the United States in the first half of 2007.

Upon acceptance of this NDA filing by the FDA, NovaDel will be due a milestone payment from Hana. NovaDel is due an additional milestone payment upon product approval, and royalties on the sales of the product should it be approved and marketed. NovaDel retains worldwide rights to Zensana™ outside of North America.

About Zensana™ (ondansetron HCl) Oral Spray

Zensana™ (ondansetron HCl) Oral Spray is the first oral spray 5-HT3 antagonist that conveniently delivers full metered doses of ondansetron faster than tablets, potentially allowing patients to gain and maintain protection from chemotherapy, radiation and post-operatively induced nausea and vomiting. Ondansetron, a selective blocking agent of the hormone serotonin, is a FDA-approved active ingredient that is commonly used in tablet form to prevent chemotherapy- and radiation-induced and post-operative nausea and vomiting. Many patients receiving chemo and radiation therapy experience discomfort or difficulty swallowing. Hana Biosciences completed clinical trials of Zensana™ related to bioequivalence and bioavailability in early 2006 and filed its NDA under Section 505(b)(2) of the Food, Drug and Cosmetic Act. A 505(b)(2) form of registration relies on data in previously approved NDAs and published literature.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is an emerging specialty pharmaceutical company that is developing and commercializing oral spray therapeutics to fulfill unmet medical needs predominantly focused on neurology. .  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

Zensana is a pending trademark of Hana Biosciences.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  The filing of an NDA with the FDA is an important step in the approval process in the United States.  Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.

Michael Spicer (908) 782 – 3431, ext. 2550

or

MacDougall Biomedical Communications

Chris Erdman (508) 647 – 0209 ext. 14